SETTLEMENT AGREEMENT

        This Settlement Agreement (“Agreement”), dated May 12, 2006, is made and entered into by and between the Representative Plaintiffs (as defined below) on behalf of themselves and the Class Members (as defined below), and the Defendants (as defined below) in order to settle and compromise the Pending Litigations (as defined below) according to the terms and conditions set forth herein.

I. RECITALS

        WHEREAS Aaron Reeves, Anthony Hobby, Paul Vladyka, Dwight Lankart, and Richard Fortuna are all Former Franchisees (as defined below) of Snap-on Tools Company LLC, and are borrowers from Snap-on Credit LLC; and

        WHEREAS Aaron Reeves, Anthony Hobby, Paul Vladyka, Dwight Lankart, and Richard Fortuna are Representative Plaintiffs who filed Class Action Complaints on behalf of themselves and all others similarly situated in the United States District Court for the District of New Jersey against Snap-on Tools Company LLC (“Snap-on Tools”) (Civil Action No. 2:03 cv 04563 and Snap-on Credit LLC (“Snap-on Credit”) (Civil Action No. 2:04 cv 5411 (FSH)) (collectively “the New Jersey Actions”) alleging violation of the federal RICO Act; violation of the Fair Labor Standards Act; violation of the New Jersey Franchise Practices Act; violation of the New Jersey Consumer Fraud Act; fraud; negligent misrepresentation; breach of contract; breach of fiduciary duty; breach of the covenant of good faith and fair dealing; and for injunctive relief; and

        WHEREAS the District Court in New Jersey stayed the New Jersey Actions and referred them to arbitration pursuant to the arbitration provisions of certain Franchise Agreements and the arbitration provisions of certain Loan Agreements; and

        WHEREAS, separate Demands for Class Action Arbitration were filed with the American Arbitration Association (“AAA”) by the Representative Plaintiffs in the New Jersey Actions, including:

Aaron Reeves v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01821 04 (“the ReevesArbitration”)

Anthony D. Hobby v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01884 04 (“the HobbyArbitration”)

Paul Vladyka v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01814 04 (“the VladykaArbitration”)

Richard Fortuna v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 011818 04 (“the FortunaArbitration”)

Dwight Lankart v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01931 04 (“the LankartArbitration”)

and;

        WHEREAS the Corporate Defendants (as defined below) filed counterclaims in certain of the above-referenced arbitrations seeking monies alleged to be owed by the Representative Plaintiffs; and

        WHEREAS Clause Construction Hearings were conducted pursuant to the AAA’s Rules governing class actions during 2005 in the Hobby, Fortuna and Lankart Arbitrations; and

        WHEREAS the arbitrators in the Hobby and Fortuna Arbitrations ruled in separate Opinions that the arbitration provisions in certain Franchise Agreements and Loan Agreements drafted by the Corporate Defendants permitted class actions in arbitration; and

        WHEREAS the arbitrator reserved decision and has not yet rendered a decision on either the Clause Construction issues or Snap-on Tools’ Motion to Dismiss the Complaint in the Lankart Arbitration; and

        WHEREAS the Vladyka and Reeves Arbitrations have been stayed pending settlement discussions; and

        WHEREAS Ronald DeSantis, Shawn Dickmyer, Scott Factor, William Bradley Freeman, Scott Ingenito, and Matt Setser are all Former Franchisees of Snap-on Tools and are borrowers from Snap-on Credit; and

        WHEREAS Ronald DeSantis, Shawn Dickmyer, Scott Factor, William Bradley Freeman, Scott Ingenito, and Matt Setser are Representative Plaintiffs who filed a Class Action Complaint on behalf of themselves and all others similarly situated against the Corporate Defendants and Individual Defendants (as defined below) in the Circuit Court Of The Sixth Judicial Circuit In And For Pinellas County, Florida, Civil Case No. 04-8709-Cl-7 (the Florida Action) alleging violation of the Florida Deceptive Trade Practices and Unfair Competition Act, violation of the Florida Franchise Act, fraud, breach of contract, breach of fiduciary duty and breach of the covenant of good faith and fair dealing; and

        WHEREAS the Florida Circuit Court in an Opinion and Order dated September 14, 2005, stayed the Florida Action and referred it to arbitration pursuant to the arbitration provisions of certain Franchise Agreements and certain Loan Agreements; and

        WHEREAS separate Demands for Class Action Arbitration were filed with the AAA by the Representative Plaintiffs in the Florida Action, including:

Ronald DeSantis v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 0228605 (“the DeSantisArbitration”)

Shawn Dickmyer v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02285 05 (the Dickmyer Arbitration”)

Scott Factor v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02284 05 (“the Factor Arbitration”)

William Bradley Freeman v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02283 05 (“the Freeman Arbitration”)

Scott Ingenito v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02281 05 (“the Ingenito Arbitration”)

Matt Setser v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02282 05 (“the Setser Arbitration”) and;

        WHEREAS the AAA has of the date hereof appointed arbitrators in the DeSantis, Dickmyer, Factor, Freeman, Ingenito and Setser Arbitrations; and

        WHEREAS various appeals in both the Florida Action and New Jersey Action by Defendants (as defined below) have been denied; and

        WHEREAS there is currently pending in the Florida Action a Motion for Rehearing filed by the Defendants before the Florida Circuit Court of Appeals; and

        WHEREAS the Parties (as defined below) deny any and all allegations of wrongdoing, fault, liability or damages of any kinds; and

         WHEREAS the Parties and Counsel have conducted a thorough examination and investigation of the facts and law relating to the subject matters set forth in the Pending Litigations; and

        WHEREAS the Parties and Counsel have determined that settlement is desirable in order to avoid the time and expense of the Pending Litigations; and

        WHEREAS this Settlement is in the public interest; and

        WHEREAS there have been intensive arm’s length negotiations between Class Counsel and Defendants’ Settlement Counsel which resulted in this Agreement; and

        WHEREAS the Parties and Counsel believe that this Agreement offers significant benefits to the Representative Plaintiffs , to the Class Members, to the public interest, and is fair, reasonable, adequate and in the best interests of all members of the Class;

        NOW THEREFORE, the Parties and Counsel stipulate and agree that all claims of the Parties by or against the other shall be finally settled, discharged and resolved in accordance with the terms and conditions set forth below.

II. DEFINITIONS

        2.1 “Claim Deadline” means the date set forth in the Notice by which Class Members must submit the Claim Form;

        2.2 “Claim Form” means a document, substantially in the form of Exhibit A, attached hereto, that a Class Member must complete and submit to receive the Class benefits as defined below;

        2.3 “Claimant” means a Class member who timely submits a properly completed Claim Form in accordance with the procedures set forth in the Notice Order;

        2.4 “Class” means the following:

           All persons in the United States who are Former Franchisees or Current Franchisees as those terms are defined in Paragraph 2.17. Excluded from the Class are (i) Franchisees that have asserted a claim and were represented by counsel which resulted in a signed settlement agreement, judgment or arbitration award, (ii) Franchisees not represented by counsel against whom an arbitration award or a default judgment was entered in favor of any of the Defendants, and (iii) those Franchisees on the list attached as Exhibit B.  The Class also excludes all persons who timely and validly request exclusion from the Class pursuant to the Notice disseminated in accordance with the Notice Order.  The identities of the Class Members shall be primarily determined from the databases and records of the Corporate Defendants

        2.5 “Class Counsel” means the law firms of Marks & Klein, LLP, and McElroy, Deutsch, Mulvaney & Carpenter, LLP

        2.6 “Class Member” means a person who falls within the definition of the Class set forth in Paragraph 2.4.

        2.7 “Corporate Defendants” means Snap-on Incorporated, and all subsidiary and affiliated companies, including Snap-on Tools Company LLC and Snap-on Credit LLC.

        2.8 “Court” means the United States District Court for the District of New Jersey, Newark vicinage.

        2.9 “Counsel” means collectively Class Counsel, Defendants’ Litigation Counsel and Defendants’ Settlement Counsel.

        2.10 “Defendants” collectively means the Corporate Defendants and the Individual Defendants.

        2.11 “Defendants’ Litigation Counsel” means the law firm of Jenkens & Gilchrist, Wolff & Samson, PC; MacFarlane, Ferguson & McMullen, and Schnader, Harrison Segal & Lewis, LLP

        2.12 “Defendants’ Settlement Counsel” means Lew Goldfarb Associates, LLC.

        2.13 “Effective Date” means the earliest date upon which all of the events and conditions specified in Paragraph 11.1 have been met.

        2.14 “Fee Application” means the application submitted to the Court by Class Counsel for an award of attorneys’ fees and reimbursement of expenses and costs incurred. As used in this Agreement, attorneys’ fees shall mean “reasonable attorneys’ fees” and expenses and costs incurred shall mean “reasonable and documented expenses and costs incurred”.

        2.15 “Fee Award” means the attorneys’ fees and reimbursement of expenses and costs awarded by the Court to Class Counsel.

        2.16 “Final” means:

            (a) if no appeal from the Judgment referred to in Paragraph 11.1(c) is filed: the date of the expiration of the time for the filing or noticing of any appeal from the Judgment; or

            (b) if an appeal from the Judgment is filed, and the Judgment is affirmed or the appeal is dismissed: the date of such affirmance or dismissal; or

            (c) if a petition for a writ of certiorari is filed and denied: the date the petition is denied; or

            (d) if no petition for a writ of certiorari is filed: the date of expiration of the time for the filing of such a petition for a writ of certiorari; or

            (e) If such a petition for writ of certiorari is filed and granted: the date of final affirmance or final dismissal of the proceeding initiated by the petition for a writ of certiorari.

        2.17 For purposes of this Agreement, “Franchisee” means all individuals or entities in the United States who, from January 1, 1998 through April 18, 2006, operated one or more franchises, independent dealerships, and/or conversion franchises, but does not include trial franchisees or employees or independent contractors of Franchisees. “Former Franchisee” is a Franchisee who has sent in a notice to terminate or has been sent a letter of termination or has otherwise terminated by April 18, 2006 and has checked in prior to May 30, 2006. “Current Franchisee” is a Franchisee who is not a Former Franchisee. An individual or entity may be a Former Franchisee as to a particular franchise or franchises and be a Current Franchisee as to another franchise or franchises.

        2.18 “Incentive Award” means an additional amount of money to be paid to certain Class Members subject to Court approval.

        2.19 “Individual Defendants” means the individually named defendants in the Florida Action including Michael Montemurro, Kevin Gallagher, Carol Herald, Joseph Kuebler, Larry Leighton, Rick Smith, David Spence, David Pence and Bart Wignall.

        2.20 “Judgment” means the final judgment to be entered by the Court pursuant to the Agreement.

        2.21 “Notice” means a document, substantially in the form of Exhibit C hereto, to be disseminated by First Class Mail in accordance with the Notice Order, informing class members of, among other things, the pendency of the Pending Litigations, the material terms of the proposed Settlement, and their respective rights and obligations with respect to the proposed Settlement.

        2.22 “Notice Order” means an order, subject to Court approval, substantially in the form of Exhibit D hereto, providing for, among other things, preliminary approval of the Settlement and dissemination of Notice to the Class.

        2.23 “Parties” means the Representative Plaintiffs and Defendants

        2.24 “Pending Litigations” means the Florida and New Jersey Actions and the eleven class action arbitrations pending before the AAA, including:

Aaron Reeves v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01821 04 (“the ReevesArbitration”)

Anthony D. Hobby v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01884 04 (“the HobbyArbitration”)

Paul Vladyka v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01814 04 (“the VladykaArbitration”)

Richard Fortuna v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 011818 04 (“the FortunaArbitration”)

Dwight Lankart v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 01931 04 (“the LankartArbitration”)

Ronald DeSantis v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 0228605 (“the DeSantisArbitration”)

Shawn Dickmyer v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02285 05 (the Dickmyer Arbitration”)

Scott Factor v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02284 05 (“the Factor Arbitration”)

William Bradley Freeman v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02283 05 (“the Freeman Arbitration”)

Scott Ingenito v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02281 05 (“the Ingenito Arbitration”)

Matt Setser v. Snap-on Tools Company, LLC et al. AAA Docket No. 11 114 02282 05 (“the Setser Arbitration”).

        2.25 “Released Claims” means any and all claims, demands, rights, liabilities, and causes of action of every nature and description whatsoever, known or unknown, at law or in equity, existing under federal or state law, common or statutory, that any Representative Plaintiff or other Class Member has asserted or could have asserted against the Released Snap-on Group or that the Corporate Defendants could have asserted against any Representative Plaintiff or Former Franchisee Class Member as of the Effective Date. Nothing in this provision or Settlement Agreement shall be construed to release (i) any Current Franchisee from its obligations under any agreement with Corporate Defendants, except to the extent provided in Paragraph 4.2(a), (ii) the Franchisees identified in Exhibit B, (iii) any Class Member who “opts out” under Paragraph 12.2, or (iv) the Former Franchisees from their post termination obligations under their franchise agreement relating to (a) confidentiality, (b) trade secrets, or (c) the use of the Snap-on Program or trademarks.

        2.26 “Released Snap-on Group” means the Corporate Defendants, including their present or former directors, officers, partners, joint venture partners, principals, members, stockholders, owners, employees, agents, servants, attorneys, advisors, personal or legal representatives, parent companies, divisions, related and affiliated entities, predecessors and successors, and Individual Defendants.

        2.27 “Representative Plaintiffs” means the eleven named Representative Plaintiff Class Members in the Pending Litigations who represent the Class.

        2.28 “Settlement” means the settlement set forth in this Agreement.

        2.29 “Settling Parties” means, collectively, the Released Snap-on Group, the Representative Plaintiff Class Members and all Class Members.

        2.30 “Third Party Class Action Administrator” means LECG, LLC, an independent third party retained to administer the Settlement, if acceptable to the Court.

        2.31 The plural of any defined terms includes the singular and the singular of any defined term includes the plural, as the case may be.

III.	RECOGNITION OF THE CLASS FOR SETTLEMENT PURPOSES ONLY

3.1	For Settlement Purposes Only

        This Settlement Agreement is for settlement purposes only and shall have no precedential value in any future proceeding as to any of the allegations in the Pending Litigations. This Agreement further shall have no precedential value in any future proceeding with regard to the certifiability of any proposed class(es). Corporate Defendants specifically reserve the right to assert, among other things, that the language in the arbitration provision of the franchise agreement prohibits class actions, that the putative class should not be certified and that it would not be manageable to conduct a trial of a class action. It is understood and agreed that the Parties do not waive any of their rights to contest the amendment to the class definition in the event the Settlement is not consummated; all of such rights being expressly reserved.

3.2	If Settlement Not Approved, Any Settlement Class Is Dissolved

        If the Settlement provided for in this Settlement Agreement is not approved by the Court or does not become Final following such approval, no class will be considered certified due to the recitals in this Agreement or, if previously certified for purposes of settlement, that certification will be voided nunc pro tunc, for all other purposes, without prejudice to or effect on future motions for class certification. In such event, the Corporate Defendants will not be deemed to have consented to certification of any class, and will retain all rights to object to or oppose any motion for class certification, including certification of the identical class provided for herein or any other class(es).

IV.	SETTLEMENT CONSIDERATION

4.1	Former Franchisees Shall Receive Monetary Compensation, Releases and Debt Forgiveness

        Former Franchisees may select either one of the following two options for receiving monetary compensation for each franchise operated by a Former Franchisee under a separate franchise agreement:

Option A: To be eligible for monetary compensation under Option A, the Former Franchisee must return a form that will set forth the Former Franchisee’s verifiable current address, other required information and be signed by the Former Franchisee. Former Franchisees exercising Option A shall receive a payment of $1,000 and a Release as described in paragraph 6.2 hereof.

Option B: To be eligible for monetary compensation under Option B, the Former Franchisee must return a fully completed questionnaire substantially in the form of Exhibit E for each franchise for which a claim is made. A Former Franchisee who selects Option B will receive a Release as described in paragraph 6.2 hereof and will be eligible to receive an amount of compensation not to exceed $20,000 for each franchise operated under a separate franchise agreement for which he elects Option B. Factors that will enhance a Former Franchisee’s entitlement to receive the $20,000 maximum amount of compensation include the number of years of service and the weekly paid sales average at the time of termination as further defined in Exhibit F. Factors that will detract from a Former Franchisee’s entitlement to receive the $20,000 maximum amount of compensation include the amount owed by the Former Franchisee at the time of termination, whether the Former Franchisee signed a release of all claims against any of the Corporate Defendants and whether the Former Franchisee is or was an employee of the Corporate Defendants. A more detailed description of the method, formula, and process for determining compensation under Option B is provided in the questionnaire attached hereto as Exhibit E. In particular, the payment amount primarily shall be calculated based on the application of the formula set forth in Exhibit F by the Third Party Class Action Administrator.

All Former Franchisee Class Members who do not opt out or are not otherwise excluded from the Settlement shall receive debt forgiveness as more particularly described in Section 6.2.

4.2	Corporate Defendants Modifications and Enhancements To Current Business Practices and Monetary Compensation and Reimbursement To Current Franchisees

        Current Franchisees, in addition to the technology credit described in Paragraph 4.2(d), may qualify to receive an additional amount of money as a credit to their Snap-on Tools statement for each franchise operated under a separate franchise agreement based on the weekly average paid sales (excluding paid sales applicable to second vans) achieved by the Current Franchisee during a 52 week period ended April 12, 2006 or, if the franchise has not been operated for 52 weeks as of April 12, 2006, the entire period during which the franchise operated through April 12, 2006. The amount of the credit, if any, is calculated in accordance with the schedule included in Exhibit G. To be eligible for any credit, a Current Franchisee must submit the Current Franchisee Verification Form, substantially in the form attached as Exhibit J. Further, the Corporate Defendants agree to use reasonable efforts to make a number of modifications to the Snap-on Tools franchise distribution model and business practices that are intended to enhance franchisee prospects for success. These modifications are as follows:

(a)	Eliminate, forever, the provision in the current franchise agreement that provides as follows: If, after any fifty two (52) consecutive weeks, Standard Franchisee’s average weekly purchases of Products from Snap-on during that period, measured by suggested retail prices, are less than seventy percent (70%) [or any other percentage] of the average weekly purchases of Products by all full-time Franchisees in the Regional Sales Office to which Standard Franchisee is assigned for the same period.

        (b) Reduce the investment in initial inventory required for new franchisees from approximately $83,750 to approximately $74,000;

        (c) Offer financing to qualified franchisees, as determined by Snap-on Credit LLC, who have been on a credit hold for 5 of the last 10 weeks prior to the date of final approval of this Agreement. The rates and terms of any such financing will be based on individual creditworthiness.;

        Additionally, the Corporate Defendants will take the following actions. It is acknowledged by the Parties that Defendants make no representations that the use or implementation of the practices set forth below will result in success for the franchisee:

        (d) Provide to Current Franchisees a one-time technology credit of up to $1,200 for each franchise operated under a separate franchise agreement by a Current Franchisee for future acquired technology. To be eligible for the technology credit, the Current Franchisee must submit documentation as required by the Corporate Defendants to establish that the Current Franchisee has acquired (through defined Snap-on Tools purchase/lease channels) one or more items of technology as specified in Exhibit H. Failure to provide the documentation to Corporate Defendants prior to the Claim Deadline will result in forfeiture of the technology credit.

        (e) Make reasonably available improved initial training for new franchisees;

        (f) Improve recruitment training practices for Snap-on Tools personnel responsible for recruitment of new franchisees in order to maintain the consistency of representations made by such personnel with those in the Snap-on Tools’ Offering Circular and as may be required by state law.

        (g) Use reasonable efforts to improve the process of identifying the list of calls toward the goal of enhancing the franchisees’ chances of success. It is agreed by the Parties, however, that the outcome of this process may require changes to existing lists of calls and the availability of open routes or contiguous stops.

        The Corporate Defendants commit to use their reasonable efforts to implement the modifications within a reasonable time period. The Settling Parties recognize that all businesses, including Corporate Defendants, must adapt their business model over time to respond to new challenges posed by changes in the business environment, innovations introduced by competitors, compliance with legal requirements, and other unforeseen requirements necessary to remain competitive. Nothing in this Settlement Agreement shall preclude Corporate Defendants from making modifications in their business practices over time that they deem necessary to the successful pursuit of their business and/or to enhance franchisee prospects for success.

4.3	Non-Monetary Class Benefits To Class Members

        The Parties recognize that the modifications to current business practices outlined in Paragraph 4.2 are part of the benefits that will inure to Current Franchisees and future franchisees. Current Franchisees acknowledge that nothing in this Settlement Agreement may be construed to relieve Current Franchisees of any obligations that are a part of any agreement with Corporate Defendants, except to the extent provided in Paragraph 4.2(a).

V.	NOTICE TO THE CLASS AND ADMINISTRATION OF THE SETTLEMENT

5.1	Corporate Defendants Will Bear All Costs and Expenses

        The Corporate Defendants will undertake to administer this Settlement with the assistance of the Third Party Class Action Administrator and will bear all costs and expenses of disseminating the Notice in accordance with the Notice Order and all costs and expenses of administering the Settlement including but not limited to costs and expenses associated with receiving and processing Claim Forms and issuing and mailing payments.

5.2	Representative Plaintiffs, Class Members, and Class Counsel Will Not Incur Costs

        Under no circumstances will the Representative Plaintiffs, Class Members, or Class Counsel have any liability for any of the costs or expenses set forth in Paragraph 5.1 or any other fees, costs, expenses, or charges in connection with the administration of the Settlement.

5.3	Individual NoticeUnited States First Class Mail

        Within 10 days following the entry of the Notice Order, the Corporate Defendants will provide to all Class Members direct mail Notice of the Settlement to the last known address of each of the Class Members substantially in the form of Exhibit C. It is agreed, subject to the approval of the Court, that there shall be a single mailing, as set forth herein, to each Class Member and that the Corporate Defendants shall subscribe to a National Change of Address (“NCOA”) database service offered by the United States Postal Service to process for the most current known address of Class Members who are Former or Current Franchisees. There will be no re-mailing for returned or non-delivered notices, except that the Corporate Defendants will re-mail returned notices to those Class Members when Notices are returned with a forwarding address. Where the NCOA database indicates that the last known address in the Corporate Defendants’ databases is invalid and cannot provide a forwarding address, no Notice will be mailed and such individual is not a Class Member.

5.4	Proof of Notice

        The Corporate Defendants shall provide affidavits to the Court, with a copy to Class Counsel, attesting to the measures undertaken to provide the Notice.

5.5	Oversight of Notice Program by Class Counsel

        The Corporate Defendants shall allow Class Counsel sufficient, reasonable oversight of the Notice mailing and publication to enable Class Counsel to verify that the Notice has been mailed as provided herein.

VI.	RELEASES

6.1	Discharge of the Released Snap-on Group

        Upon the Effective Date, the Representative Plaintiffs and each of the Class Members will be deemed to have fully, finally, and forever released, relinquished, and discharged the Released Snap-on Group from all Released Claims, demands, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted, arising out of, based upon , or related to the allegations in the Pending Litigations, the initiation, prosecution, assertion, litigation, settlement, or resolution of the Pending Litigations or Released Claims including any derivative claims, including but not limited to claims by any Class Members’ spouse, offspring or other immediate family member.

        With respect to any and all Released Claims, specifically including Unknown Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Representative Plaintiffs and each of the Class Members shall be deemed to have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of Sec. 1542 of the California Civil Code (to the extent applicable), which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        The Representative Plaintiffs and each of the Class Members, upon the Effective Date, shall be deemed to have expressly waived and relinquished any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law that is similar, comparable or equivalent to Sec. 1542 of the California Civil Code.

6.2	Release of the Representative Plaintiffs and theClass Members, In Particular, Discharge of Debts

        Upon the Effective Date, each of the Corporate Defendants will be deemed to have fully, finally, and forever released, relinquished, and discharged the Representative Plaintiffs, Class Counsel, and all Former Franchisee Class Members, their spouses, offspring or other immediate family members from any and all claims, demands, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted, arising out of, based upon , or related to the allegations in the Pending Litigations, the initiation, prosecution, assertion, litigation, settlement, or resolution of the Pending Litigations or Released Claims.

        Without limitation, it is understood and agreed that all debts incurred by any Former Franchisee Class Member, including all co-signatories and guarantors, to the Corporate Defendants or their assignees shall be forgiven, released, and forever discharged as part of the Settlement. It is further understood and agreed that the Corporate Defendants will notify all Credit Reporting agencies of the discharge of any debt of any Former Franchisee Class Member within 30 days of the Effective Date of this Agreement. Nothing in this provision or Settlement Agreement shall be construed to release (i) any Current Franchisee from its obligations under any agreement with Corporate Defendants, except to the extent provided in Paragraph 4.2(a), (ii) the Franchisees identified in Exhibit B, (iii) any Class Member who “opts out” under Paragraph 12.2., or (iv) the Former Franchisees from their post termination obligations under their franchise agreement relating to (a) confidentiality, (b) trade secrets, or (c) the use of the Snap-on Program or trademarks.

VII	PROCESS FOR COURT APPROVAL OF SETTLEMENT

7.1	Filing

        Within 10 days after the execution of this Agreement, Class Counsel will file a Complaint and this Agreement together with its Exhibits with the Clerk of the Court. Simultaneous with the filing of the Complaint, Class Counsel and Defendants’ Litigation Counsel will jointly apply by motion for Preliminary Approval of the Settlement and entry of the Notice Order.

7.2	Approval of Settlement by the Court and Class Members

        The Settling Parties shall take all necessary steps to obtain approval of this Settlement Agreement and, having done so, shall take all necessary steps to obtain Final judicial approval. As part of the approval process, the Settling Parties and Counsel agree to cooperate and use their best efforts to finalize this Settlement. Class Counsel will make a good faith effort to communicate the reasonableness and fairness of the Settlement to their clients and to secure their clients’ agreement to the terms of Settlement.

        It is Defendants’ belief that Class Counsel’s advocating approval of this Settlement Agreement creates a conflict with those of their current clients, if any, who elect to opt out of or object to the Settlement. Defendants’ position is based, in part, upon the plain meaning of ABA Formal Op. 93-371. Class Counsel believes they may have a conflict but also believes they may have an ethical obligation that is informed by R.P.C. 5.6(b) to continue to offer their services in representing these clients, if any. Class Counsel will, however, at the time of presenting this Settlement Agreement to their current clients, advise their clients that Defendants believe there is a conflict of interest and that Defendants will seek to disqualify Class Counsel from their representation of such clients. Class Counsel will advise those clients that it may be in their best interest to seek new counsel in the event they wish to pursue a separate claim against Defendants. Class Counsel have no present intention of representing any persons who are not Class Members with respect to Defendants.

7.3	Motion For Preliminary Approval

        The Motion For Preliminary Approval shall seek one or more orders, in substantially the same form as Exhibit D, which provide, by their terms, for the following:

            (a) Preliminary approval of the terms of the Agreement;

            (b) Provisional certification of the Class for purposes of the Settlement;

            (c) Determination and approval of the Notice advising the Class Members of the Settlement, the rights that will be extinguished under the Agreement, and their rights and the processes by which to comment on, object to, or exclude themselves from the Settlement, and of the Final Fairness Hearing, which is a hearing to be held to determine the fairness, reasonableness, and adequacy of the Settlement;

            (d) Scheduling of a Final Fairness Hearing to review comments regarding the Settlement and to consider the fairness, reasonableness, and adequacy of the Settlement and the application for an award of attorneys’ fees and reimbursement of expenses, and to issue a Final Order approving the Settlement and awarding and allocating reasonable attorneys’ fees and reasonable costs and expenses to Class Counsel; and

            (e) Establishing procedures and deadlines for Class Members to either request exclusion from the Settlement Class, object to the Settlement, or to file papers in support of the Settlement with the Court.

7.4	Class Certification

        For settlement purposes only, the Parties agree that the Court may certify the Class. The Parties agree to this class certification for, and only for, the purpose of effectuating the Settlement of the Pending Litigations and is subject to the provisions of Paragraph 3.1.

7.5	Efforts

        In the event the Court fails to grant Preliminary Approval or fails to issue a Final Order, the Parties and Counsel agree to work in good faith to cure any defect causing such failure, except that under no circumstance will Defendants be required to consider curing any defect that would increase the cost of this Settlement to Defendants.

7.6	Final Judgment

        The Parties and Counsel shall use all reasonable efforts to promptly obtain a Final Judgment and satisfy all conditions to make this Settlement Effective pursuant to paragraph 11.1.

VIII	CLAIMS ADMINISTRATION AND CLAIM DISPUTES

8.1	Filing of Claims

        Class Members shall have 60 days from the mailing of the Notice to submit a Claim Form to the Third Party Class Action Administrator. The receipt date of the Claim Form will be based on the postmarked date.

8.2	Processing and Distribution

        Upon submission of a properly completed Claim Form, Corporate Defendants will use their best efforts to distribute any settlement benefits to Class Members within 120 calendar days after the Final Judgment. In the event a Class Member does not agree with the computed amounts of the settlement benefits, Class Member must provide a letter to the Third Party Class Action Administrator in writing within 15 calendar days of receipt of their settlement benefit, explaining the reasons the Class Member does not believe the benefit is correct and providing supporting documentation. The Third Party Class Action Administrator will process the received information within 45 days of receipt of the information from Class Member and provide a written reply to Class Member upon completion of processing. The Third Party Class Action Administrator will refer any unresolved disputes to Snap-on Tools.

8.3	Notification

        Class Counsel agrees to notify the Chief Legal Officer of Snap-on Tools within fifteen (15) business days of the receipt of any written communication from Class Members who dispute whether benefits were provided or the amount of benefits received pursuant to the Settlement. Corporate Defendants similarly agree to provide such communications within fifteen (15) business days to Class Counsel, provided that, if Corporate Defendants, in their discretion, resolve any such complaint in favor of the complainant within fifteen (15) business days, then Corporate Defendants are not required to provide a report to Class Counsel regarding that complaint.

8.4	Class Counsel and Snap-on Tools Will Confer

        Class Counsel and Snap-on Tools shall confer in good faith and use their best efforts to agree upon the proper resolution of disputes.

IX	ATTORNEYS’ FEES AND EXPENSES

9.1	Submission of Fees and Expenses by Class Counsel to Court (“Fee Application”)

        Class Counsel will submit a Fee Application to the Court. The Court shall decide the Fee Award to Class Counsel. The Fee Award shall be final, binding, and non-appealable. The Fee Application shall be submitted to the Court at the time of seeking final approval of this Settlement. The Fee Application will seek an amount not to exceed $13,000,000 in respect of Class Counsel fees and will also seek reimbursement for costs and expenses reasonably incurred by Class Counsel. Without objection, Corporate Defendants stipulate and agree to pay the Fee Award up to $13,000,000 in respect of Class Counsel fees and whatever amount the Court approves in documented costs and expenses. Class Counsel covenants and agrees that Class Counsel will not accept any award of attorneys fees in excess of the amount contained in the Fee Application nor under any circumstances will Defendants be obligated to pay an award in excess of such amount. Should any counsel other than Class Counsel petition for an award of attorneys’ fees, expenses or costs, resulting from the Pending Litigations or the Settlement Agreement, Class Counsel will cooperate with the Corporate Defendants’ Counsel in opposing any such petition.

9.2.	Payment of the Fee Award and Expense Award

        No later than five (5) business days after the last to occur of either (i) Court Approval of the Fee Awards, or (ii) Final Judgment as defined in Section 2.16, the Corporate Defendants, upon reasonable receipt of banking coordinates from Class Counsel, shall transfer the total amount of the Fee Award to a joint bank account in the name of Marks and Klein, LLP and McElroy, Deutsch, Mulvaney & Carpenter, LLP, for distribution to Class Counsel.

9.3	Allocation of the Fee Award

        Class Counsel shall have neither recourse to nor any claims of any nature whatsoever against Defendants in the event of a disagreement relative to the allocation of the Fee Award.

9.4	Finality of Settlement Without Approval of Fee Application

        The procedure for and the allowance or denial by the Court of the Fee Application are not part of the Settlement, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement, and any order or proceedings relating to the Fee Application will not operate to terminate or cancel this Agreement or affect or delay the finality of the Judgment approving this Settlement.

X.	INCENTIVE AWARDS FOR REPRESENTATIVE PLAINTIFFS AND FOR OTHER CLASS MEMBERS WHO ARE REPRESENTED BY COUNSEL AS OF APRIL 18, 2006.

10.1	Incentive Awards for Representative Plaintiffs

        It is understood and agreed that the time and effort expended by the Representative Plaintiffs including but not limited to the delay incurred in resolving their claims against the Defendants and the damages incurred to their credit histories, entitle them to an Incentive Award. Class Counsel will submit an Incentive Award Application for an Incentive Award to be paid by the Corporate Defendants to each Representative Plaintiff who has not opted out of the Class. The Incentive Award shall not diminish any of the other benefits provided to any Class Member. Class Counsel shall seek an Incentive Award to each Representative Plaintiff who has not opted out of the Class of not more than $50,000 with the final amount of the Incentive Award to be determined by the Court as required by law. Defendants agree not to oppose, directly or indirectly, any Incentive Award Application up to this amount. The Parties agree that the amount of the Incentive Award allowed by the Court shall be final, binding, non-reviewable, and not a basis for objecting to or withdrawing from the Settlement.

10.2	Incentive Awards For Other Class Members Who Have Been Represented By Counsel On Or Before April 18, 2006

        Exhibit I is a list of Former Franchisees, other than the Representative Plaintiffs, who, on or before April 18, 2006, retained attorneys to represent them in connection with disputes concerning their franchise which attorneys have contacted Corporate Defendants on their behalf. Corporate Defendants also recognize that many of these represented Former Franchisees may have delayed filing Demands for Arbitration in anticipation of becoming a Class Member. Corporate Defendants acknowledge that should this group of represented Former Franchisees file Demands for Arbitration, the AAA fees and costs would be expensive and the defense of the claims time consuming for the Corporate Defendants. Therefore, Class Counsel will submit an Incentive Award Application for an Incentive Award to be paid to each Former Franchisee designated on Exhibit I, who has not opted out of the Class, in connection with disputes concerning their franchise. The Incentive Award shall not diminish any of the other benefits provided to any Class Member. The amount of the Incentive Award shall not be more than $15,000 with the final amount of the Incentive Award to be determined by the Court as required by law. Defendants agree not to oppose, directly or indirectly, any Incentive Award Application within the terms set forth above. The Parties agree that the amount of the Incentive Award allowed by the Court shall be final, binding, non-reviewable, and not a basis for objecting to or withdrawing from the Settlement.

XI	CONDITIONS FOR EFFECTIVE DATE

11.1	The Effective Date

        The Effective Date of this Agreement is conditioned on the occurrence of all of the following events:

        (a) The Court has granted Preliminary Approval of the Settlement;

        (b) The Court has entered the Notice Order;

        (c) The Court has entered the Judgment;

        (d) The Judgment has become Final, as defined in Paragraph 2.16.

XII	OBJECTIONS AND OPT-OUTS BY CLASS MEMBERS

12.1	Objections

        Any Class Member who intends to object to the fairness, reasonableness or adequacy of the Settlement must sign and file a written Objection with the Third Party Class Action Administrator in accordance with the Preliminary Approval Order (Exhibit D hereto) and the Notice to Class Members (Exhibit C hereto). Class Counsel will file the original objections with the Clerk of the Court no later than five (5) days prior to the scheduled Final Fairness Hearing date.

        Class Members making Objections must set forth their full name, current address, and telephone number. Objecting Class Members must also state in writing all Objections and the reasons therefore, and a statement whether the Objector intends to appear at the Final Fairness Hearing and whether he or she is represented by separate legal counsel. Class Members who fail to file and serve timely written objections in the manner specified above shall be deemed to have waived any Objections and shall be permanently foreclosed from making any Objections (whether by appeal or otherwise) to the Settlement Agreement.

12.2	Opt Outs

        Any Class Members who elect to exclude themselves or “Opt out” of this Settlement Agreement must file a written Request to Opt Out with the Third Party Class Action Administrator in accordance with the Preliminary Approval Order (Exhibit D hereto) and the Notice to Class Members (Exhibit C hereto). Class Counsel will file the original Requests to Opt Out with the Clerk of the Court no later than five (5) days prior to the scheduled Fairness Hearing date. The Request to Opt Out must be signed by the Class Member, and it must include the Class Member’s name, address, and telephone numbers as well as the following language:

REQUEST TO OPT OUT

I understand that I am requesting to be excluded from the Class Settlement and that by opting out, I will receive no benefit under the Class Settlement. I further understand that if I am excluded from the Class Settlement, I may bring a separate legal action, on my own behalf, but I may receive nothing or less than what I would have received if I had filed a claim for benefits under the Settlement of this case. I also understand that to the extent I would be released under this Settlement, if I opt out, Snap-on Tools and/or Snap-on Credit have the right to file a claim against me for such matters as debts that may be alleged by them to be due and owing by me to either or both of them. I understand that it is Defendants’ belief that Class Counsel’s advocating approval of this Settlement Agreement creates a conflict with those of their current clients who elect to opt out of or object to the Settlement, if any. I also understand Class Counsel believe they may have a conflict but also believe they may have an ethical obligation that is informed by R.P.C. 5.6(b) to continue to offer their services in representing these current clients. I further understand that Defendants will seek to disqualify Class Counsel from their representation of such clients.

12.3	Relinquishment of Rights

        Class Members who opt out of the Settlement relinquish their rights to benefits hereunder and will neither release their claims against Defendants nor receive a release of claims from Defendants. Class Members who fail to submit a valid and timely request for exclusion in accordance with the Preliminary Approval Order (Exhibit D hereto) and the Notice to Class Members (Exhibit C hereto) are bound by all terms of the Agreement and the Final Order and Judgment, regardless of whether they have requested exclusion from the Settlement.

12.4	Opt Outs May Not File Objections

        Any Class Member who submits a timely and valid request for exclusion and opt-out may not file an Objection to the Settlement and shall be deemed to have waived any rights or benefits under this Agreement.

12.5	Rescission of Exclusions and Opt-Outs

        The Parties recognize that some Class Members who initially submit opt-out forms seeking exclusion may, upon further reflection, wish to withdraw or rescind such opt-out statements. The Parties agree that Class Members shall be permitted to withdraw or rescind their opt-out statements by submitting a written “Rescission of Opt-out” statement to the Third Party Class Action Administrator that includes their name, address, and telephone number as well as a signed statement that they are rescinding their prior opt-out statement and now wish to be part of the Settlement. Such written Rescission of opt-out must be received by the Third Party Class Action Administrator no later than three days prior to the scheduled Fairness Hearing Date.

XIII	RESCISSION BY CORPORATE DEFENDANTS

13.1	Corporate Defendants’ Option To Rescind Settlement

        Corporate Defendants shall not have the option to set aside or rescind this Agreement except as follows:

(a)	If the number of opt-outs is eight percent (8%) or more of the total number of Class Members;

(b)	If the number of opt outs of Representative Plaintiffs and Former Franchisees who are designated by asterisk as listed on Exhibit I exceed three or twenty, respectively;

(c)	If the Court requires a material deviation from the terms of the Settlement Agreement; or

(d)	If the number of opt-outs is eight percent (8%) or more of the total number of Current Franchisees.

        Corporate Defendants may exercise the option to rescind this Settlement by filing with the Court written notice of such election, with proof of service on Class Counsel, no later than three days before the Fairness Hearing date set by the Court. Class Counsel has the right to be heard by the Court in opposition to Corporate Defendants’ attempt to exercise their option.

13.2	Bankruptcy Filing by the Corporate Defendants

        The Corporate Defendants warrant that none of them have a current intention of filing for protection under the Bankruptcy laws of the United States and that the economic condition of all of them are stable and that all of them are financially able to pay all sums contemplated by this Agreement. With that understanding and representation by the Corporate Defendants, it is agreed that if a case is commenced with respect to either Snap-on Tools or Snap-on Credit under the United States Bankruptcy Code, or if a trustee, receiver or conservator is appointed under any similar law, and if a final order of a court of competent jurisdiction is entered determining that such Corporate Defendant’s provision of benefits to Class Members pursuant to the Settlement is a preference, voidable transfer, fraudulent transfer, or similar transaction, then the release given and Judgment entered pursuant to this Agreement will be null and void with respect to such Corporate Defendant.

XIV	MISCELLANEOUS PROVISIONS

14.1	Parties’ Intent To Consummate Settlement

        The Parties and Counsel acknowledge that it is their intent to consummate this Settlement as expeditiously as possible. They agree to cooperate to the extent reasonably necessary to effectuate and implement this Agreement.

14.2	Final and Complete Resolution

        The Parties intend this Agreement to be a final and complete resolution of all disputes between them with respect to the Pending Litigations. This Agreement compromises claims that are contested and will not be deemed an admission by any Settling Party as to the merits of any claim, defense or to whether the class could be properly certified. The Parties and Counsel agree that the consideration provided to the Class Members and the other terms of the Agreement were negotiated in good faith by the Parties and Counsel, and reflect a Settlement that was reached voluntarily after consultation with competent legal counsel.

14.3	No Admission of Fault or Liability

        Neither this Agreement nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Agreement or the Settlement is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claims, or of any wrongdoing or liability of the Parties; or is or may be deemed to be or may be used as an admission of, or evidence of, any fault, omission, wrongdoing or liability of the Parties in any civil, criminal, or administrative proceeding in any court, administrative agency or other tribunal. Defendants may file this Agreement and/or the Judgment in any action that may be brought against them in order to support any defense or counterclaim, including without limitation those based upon principles of res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

14.4	Confidentiality

        All agreements made and orders entered during the course of the Pending Litigations relating to the confidentiality of information will survive this Agreement. In addition, Class Counsel will not distribute or contribute to any communication that refers to Corporate Defendants for the purpose of marketing their services and will not issue any press releases or make any other public statement through any media, including the internet that reflects negatively upon or disparages any Parties to this Agreement. Defendants intend to fully exercise all remedies available to Defendants as the result of any breach of this Paragraph.

14.5	Exhibits Are Material

        All of the Exhibits to this Agreement are material and integral parts hereof and are fully incorporated herein by this reference.

14.6	Writing Required For Modification

        This Agreement may be amended or modified only by a written instrument signed by Corporate Defendants and by or on behalf of the Parties.

14.7	Entire Agreement

        This Agreement and the Exhibits attached hereto constitute the entire Agreement among the Parties and no representations, warranties, or inducements have been made to any Party concerning this Agreement or its Exhibits other than the representations, warranties and covenants covered and memorialized herein.

14.8	Class Counsel Authorized To Take All Actions

        Class Counsel, on behalf of the Class, are expressly authorized by the Representative Plaintiffs to take all appropriate action required or permitted to be taken pursuant to this Agreement to effectuate its terms, and are expressly authorized to enter into any modifications or amendments to this Agreement that Class Counsel deems appropriate.

14.9	Authority of All Persons Executing the Agreement

        Each counsel or other person executing this Agreement or any of its Exhibits hereby warrants that such person has the full authority to do so.

14.10	Counterparts

        This Agreement may be executed in one or more counterparts. All executed counterparts and each of them will be deemed to be one and the same instruments. A complete set of original counterparts will be filed with the Court.

14.11	Successors and Assigns

        This Agreement will be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

14.12	Court Will Retain Jurisdiction

        The Court will retain jurisdiction with respect to implementation and enforcement of all of the terms of this Agreement, and all Parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.

14.13	Language Not To Be Construed Against Any PartyAs the Drafter

        None of the Settling Parties, or their respective Counsel, will be deemed the drafter of this Agreement or its Exhibits for purposes of construing the provisions thereof. The language in all parts of this Agreement and its Exhibits will be interpreted according to its fair meaning, and will not be interpreted for or against any of the Settling Parties as the drafter thereof.

14.14	Choice of Law and Forum

        This Agreement and the Exhibits hereto will be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New Jersey without giving effect to that State’s choice-of-law provisions. The Fee Application and Allocation shall be determined in accordance with federal law as interpreted and applied by the United States Court of Appeals, Third Circuit and the United States Supreme Court.

14.15	Decisions in Lankart and the Florida Action Not Binding After Approval of Settlement by the CorporateDefendants

        It is understood that various motions and decisions are currently before the courts and arbitrators in some of the Pending Litigations.  Therefore, it is agreed by the Parties that any decisions rendered in the Lankart Arbitration will not disqualify Mr. Lankart as a Representative Plaintiff or as a Class Member. The parties, after execution of the Agreement by Corporate Defendants, will notify the AAA and Florida Second District Court of Appeals that the matter has resolved in principle and all Pending Litigation should be stayed pending a Final Judgment as defined in Section 2.16 of this Settlement Agreement.

14.16	Claimant’s Tax Obligations

        It is understood that any payments to Claimants calculated pursuant to this Settlement Agreement is the gross total due and that no State, Federal or local withholding of taxes will be made. To the extent that form 1099s are required to be issued as a result of this settlement, Corporate Defendants, LECG, LLC or any entity associated with the administration of the Settlement Agreement will issue Claimants 1099s. Each Claimant agrees to indemnify and hold Corporate Defendants harmless for any amounts that may be assessed, levied, or otherwise charged against the Corporate Defendants by any taxing or governmental authority on account of any obligation such Claimants may have for State, Federal or local income taxes pursuant to this Agreement, or on account of the failure of the Corporate Defendant to withhold any taxes or make any contributions or other deductions with respect to such Claimant as a result of the settlement.

        WE HEREBY AGREE TO THE TERMS, CONDITIONS, AND PROVISIONS OF THIS AGREEMENT.

Corporate Defendants:	The Representative Plaintiffs
Snap-on Incorporated
By: /s/ Jack D. Michaels	By: /s/ Gerald Marks
Jack D. Michaels	Marks & Klein, LLP
Chairman, President and Chief
Executive Officer
Snap-on Tools Company LLC
By: /s/ Edward B. Deutsch
McElroy, Deutsch, Mulvaney and
By: /s/ Alan T. Biland	Carpenter, LLP
Alan T. Biland
President
Snap-on Credit LLC	_____________________________
Aaron Reeves
By: /s/ Joseph Burger
Joseph Burger	_____________________________
General Manager	Anthony Hobby

Counsel for Corporate Defendants
By: /s/ Susan F. Marrinan	_____________________________
Susan F. Marrinan	Paul Vladyka
Vice President, Secretary and
Chief Legal Officer
By: /s/ Lewis H. Goldfarb	_____________________________
Lewis H. Goldfarb	Dwight Lankart
Associates, LLC
Settlement Counsel
_____________________________
Richard Fortuna
_____________________________
Ronald DeSantis
_____________________________
Shawn Dickmyer
_____________________________
Scott Factor
_____________________________
William Bradley Freeman
_____________________________
Scott Ingenito
_____________________________
Matt Setser

EXHIBIT A

CLAIM FORM

TO FORMER FRANCHISEES: To make a claim in the above case, please select either Option A or Option B, and complete and return the appropriate form along with the required documentation no later than ____________, 2006.

If you select Option A, please fill out and return the attached post card. No further documentation is required. The choice of this Option will qualify you to receive a check for $1,000.

If you select Option B, please request the Option B Questionnaire from the Snap-on Settlement Claim Administrator. The choice of this Option, along with the furnishing of all required documentation, will qualify you to receive a check in an amount not to exceed $20,000. The calculation of the amount you may qualify for is based primarily on a formula set forth in Exhibit F.

TO CURRENT FRANCHISEES: To make a claim in the above case, please complete and return the attached Current Franchisee Verification form, Exhibit J, no later than ______________, 2006. This form requires that you verify that you are a Snap-on franchisee, the date your franchise began and your weekly paid sales average for the 52 week period ending April 12, 2006. Current franchisees may qualify for a technology credit of up to $1,200 and a credit to their account of up to $8,000, the latter depending on their weekly paid sales average for the 52 week period ending April 12, 2006. See Exhibit G for the formula to be applied to calculate the amount of the credit and Exhibit H for a description of the items eligible for the technology credit.

Return Claim Form to the following address.

Snap-on Settlement Claim Administrator LECG, LLC P.O. Box _______________ _____________________________

Under Penalty of Perjury, the undersigned claimant swears that all information and documentation submitted in support of any Claim is true.

Signed: ___________________________________

   Dated: ___________________________________

Attachments: Exhibits F, G, H, J and Option A Postcard

EXHIBIT B

Excluded Franchisees

Williams, Scott Haskins, Christopher Stedman, Thomas Guntrum Andrew Gray, Cy Townson, Keith Smith, Sean Newman, Rocky

EXHIBIT C

NOTICE OF PENDENCY OF CLASS ACTION AND PROPOSED SETTLEMENT

THIS IS A LEGAL NOTICE. YOUR LEGAL RIGHTS ARE AFFECTED WHETHER YOU ACT OR DON’T ACT. PLEASE READ IT CAREFULLY.

A Settlement has been reached which resolves a class action lawsuit involving Snap-on Tools Company LLC (“Snap-on Tools”), Snap-on Credit LLC (“Snap-on Credit), and Snap-on Incorporated, (“Incorporated”). Snap-on Tools, Snap-on Credit, and Snap-on Incorporated are collectively referred to herein as “Snap-on”. Snap-on has denied any wrongdoing, but has agreed to the Settlement described below. By resolving this litigation, the Settlement enables Snap-on to concentrate its time and resources on the execution of its forward-focused strategies and business plans for profitable growth. This Notice summarizes the terms of the Settlement, and tells you how to protect your rights and participate in the Settlement. The entire Settlement Agreement is available for review at the Office of the Clerk of the Court, United States District Court for the District of New Jersey, M.L. King, Jr. Federal Building & U.S. Courthouse, 50 Walnut Street, Newark, New Jersey 07102.

1. The Litigation

On May 16, 2006, a lawsuit entitled DeSantis et al. v. Snap-on Tools Company, LLC; Snap-on Credit, LLC; and Snap-on Incorporated, Case No. ___________ was filed in the United States District Court for the District of New Jersey (the “Court”) as a class action, alleging that Snap-on engaged in unfair and deceptive business practices (the “Litigation”). Snap-on denies any wrongdoing whatsoever and assert that their practices and policies throughout the relevant period were designed and intended to promote the success of its franchisees, an objective essential to its own ability to succeed and thrive in the marketplace.

The Court did not decide in favor of Snap-on or the plaintiffs. Instead, both sides agreed to a Settlement. By resolving this issue now, the Settlement enables Snap-on to concentrate its time and resources on the execution of its forward-focused strategies and business plans for profitable growth.

2. Class Actions

In a class action, one or more persons or businesses called Class Representatives sue on behalf of those with similar claims. All of these people and businesses together are called a Class or Class Members. One court resolves the issues for all Class Members, except for those who previously ask to be excluded (opt-out) from the Class. The Class Members are the people described in section 3 below.

3. Class Members

For purposes of the Settlement, the Court has preliminarily certified the Class as all individuals or entities in the United States who, from January 1, 1998 through April 18, 2006, operated a Snap-on

•	franchise,
•	independent dealership, or
•	conversion franchise.

4. Exceptions to the Class

The following persons are excluded from the Class:

•	Snap-on trial franchisees,
•	employees or independent contractors of Class members,
•	persons who have asserted a claim against Snap-on and were represented by counsel which resulted in a signed settlement agreement, judgment or arbitration award,
•	franchisees not represented by counsel against whom an arbitration award or a default judgment was entered in favor of Snap-on, and
•	certain franchisees identified in the Settlement Agreement.

5. Claim Forms

If you are a Class member and Former Franchisee, to make a claim for compensation under Option A of the Settlement Agreement you must complete the attached Claim Form, and send it along with any additional information required by the form by regular or express mail to the address listed on the Claim Form. If you elect Option A and properly complete the Claim Form you will receive a check for $1,000. To make a claim under Option B of the Settlement Agreement you must request an Option B Claim Form from the Class Action Settlement Claims Administrator at the address listed in this Notice. Whether you choose Option A or Option B, the completed Claim Form must be received by _________________________. If you elect Option B you will be eligible to receive an amount not to exceed $20,000.

If you are a Class member and Current Franchisee, to make a claim in the above case, you must complete the attached Claim Form, and send it, along with any additional information required by the Form, by regular or express mail to the address listed on the Claim Form. The Claim Form must be received by _________________. If the Court approves the Settlement and the judgment is not appealed, you will receive the compensation provided for in this Settlement within 90 days of expiration of any time for appeal.

6. Settlement Benefits

To settle the allegations in the Litigation, Snap-on has agreed to provide Class members with the benefits described below. For a detailed explanation of the Settlement Benefits you should obtain the Settlement Agreement in the manner described herein.

Current franchisees who are Class members will receive from Snap-on Tools a credit to the accounts of such franchisees in an amount up to $9,200. Snap-on Tools will also make several changes in its business practices intended to benefit current and future franchisees and to enhance franchisee prospects for success.

Former franchisees who are Class members, will receive monetary compensation from Snap-on Tools according to a formula set forth in the Settlement. If you select benefits under Option A you will receive a check for $1,000. If you qualify for benefits under Option B you may receive an amount not to exceed $20,000. Snap-on Tools and/or Snap-on Credit will also forgive certain debt outstanding at the time of the former franchisees’ termination whether you choose Option A or Option B.

7. Forfeiture of Rights

If the Court approves the Settlement, it will enter a judgment dismissing the Litigation with prejudice as to all Class members and releasing all claims they may have against Snap-on, including their affiliates and personnel, arising from the practices alleged in the Litigation. (A complete description of these released claims is set forth in the parties’ Settlement Agreement. This means that Class members will be barred from bringing their own lawsuits for recovery on any such claims.

8. Attorney’s Fees

Plaintiffs’ counsel in this and related cases in other states have pursued these matters on an entirely contingent basis, and have not received any compensation for their services or any reimbursement of their out-of-pocket expenses from the inception of the Litigation. Plaintiffs’ counsel commenced work on this Litigation in May, 2003 and has worked several thousands of hours to help effectuate this Settlement. As part of the Settlement, Plaintiffs’ counsel will apply for attorneys’ fees in an amount not to exceed $13,000,000 and reimbursement of their costs and expenses. In addition, Plaintiffs’ counsel will ask the Court to award a $50,000 incentive payment to each of the Class representatives, or named plaintiffs, in recognition of the time, effort, and risks they undertook in pursuing the lawsuit, and in obtaining the benefits conferred on the Class by the Settlement.

Any award of attorneys’ fees and expenses or incentive awards to the named plaintiffs will not reduce the value of benefits provided to the Class under the Settlement, and will be paid separately by Snap-on. Under no circumstances will you be required to pay any attorneys’ fee or costs as a consequence of your decision to participate in the Settlement.

9. Exclusions from the Class

If you meet the Class definition but choose to exclude yourself from the class and do not want to be barred from bringing your own lawsuit on such claims, you must validly and timely request exclusion from the class, as set forth below.

You do not have to take part in the Settlement or be a Class member. This is called “excluding” yourself or “opting-out”. To exclude yourself, you must send a signed Request for Exclusion to the Snap-on Settlement Claims Administrator, LECG, P.O. Box ______________________ so that it is received on or before __________. If you submit a valid and timely Request for Exclusion, you will not participate in the Settlement. You will not be bound by the judgment dismissing the Litigation with prejudice, and your claims will not be released nor will Snap-on claims against you be released. If you exclude yourself, you cannot get any benefits from the Settlement and you cannot tell the Court you don’t like the Settlement (which is called “objecting”). If you request to opt-out you must sign the following statement:

I understand that I am requesting to be excluded from the Class Settlement and that by opting out, I will receive no benefit under the Class Settlement. I further understand that if I am excluded from the Class Settlement, I may bring a separate legal action, on my own behalf, but I may receive nothing or less than what I would have received if I had filed a claim for benefits under the Settlement of this case. I also understand that to the extent I would be released under this Settlement, if I opt out, Snap-on Tools and/or Snap-on Credit have the right to file a claim against me for such matters as debts that may be alleged by them to be due and owing by me to either or both of them. I understand that it is Defendants’ belief that Class Counsel’s advocating approval of this Settlement Agreement creates a conflict with those of their current clients who elect to opt out of or object to the Settlement, if any. I also understand Class Counsel believe they may have a conflict but also believe they may have an ethical obligation that is informed by R.P.C. 5.6(b) to continue to offer their services in representing these current clients. I further understand that Defendants will seek to disqualify Class Counsel from their representation of such clients.

10. Objecting

If you are a Class member and do not exclude yourself, you can tell the Court you don’t like the Settlement or some part of it. This is called objecting to the Settlement and the Court will consider your views. To do so, you must file your objection with the Court and send copies by regular or express mail to the Snap-on Class Action Settlement Claims Administrator, LECG, at _______________________________________ so that it is received on or before __________. Your written objection must include (1) your name, address, and telephone number; (2) a statement of your views regarding the settlement; (3) any supporting documentation you wish to submit; and (4) a reference to this Litigation. If you wish to appear and present your objection orally at the Fairness Hearing, your written objection must contain a notice that you intend to appear and be heard, a statement of the positions you intend to present at the hearing and any supporting arguments. You may, but need not, appear in the Litigation through your own counsel. If you do so, you will be responsible for your own attorneys’ fees and expenses. You may also comment in support of the Settlement by following the same procedure set forth above.

11. Fairness Hearing

A hearing will be held on ___________ before the Honorable __________ of the United States District Court for the District of New Jersey. The purpose of the hearing will be to determine (a) whether the proposed settlement should be approved as fair, reasonable and adequate; (b) whether the application by Plaintiffs’ counsel for an award of attorneys’ fees and expenses should be granted; and (c) whether the Litigation and Class members’ claims should be dismissed with prejudice pursuant to the Settlement. The Court, in the exercise of its discretion, may defer consideration of the application of Plaintiffs’ Counsel for an award of attorneys’ fees and expenses until the conclusion of the period for Class Members to file claims. The Court may decide to adjourn or continue the Fairness Hearing without further notice to the Class. You may attend the hearing if you wish, but are not required to do so to participate in the Settlement.

12. Tax Considerations

All Class Members are urged to consult with their tax advisors to determine the particular tax consequences to them (including the application and effect of federal, state, and local income and other tax laws) of the Settlement. Nothing contained in this Notice or the Settlement Agreement shall constitute the provision of any tax advice and neither the representative Plaintiffs (the Defendants) nor Counsel are providing or making, and shall not be deemed to have provided any advice or made any representations as to any tax consequences with respect to any Class Member.

13. Additional Details

You can get more information about this Settlement by contacting the Snap-on Settlement Claim Administrator, LECG at the address set forth above or at the following telephone number _________________. Complete copies of the Settlement Agreement and all other pleadings and papers filed in the Litigation are available to you for inspection and copying, during regular business hours, at the Office of the Clerk of the Court, United States District Court for the District of New Jersey, _______________________________. Please do not contact the Court regarding this Notice.

Dated: ___________________, 2006

By Order of the United States District Court for the District of New Jersey.

EXHIBIT D

Notice Order

McELROY, DEUTSCH, MULVANEY & CARPENTER, LLP
1300 Mt. Kemble Avenue
P.O. Box 2075
Morristown, New Jersey 07962-2075
(973) 993-8100
Ronald J. Riccio, Esq.
Donna duBeth Gardiner, Esq.

MARKS & KLEIN, LLP
63 Riverside Avenue
Red Bank NJ 07701
(732) 747-7100
Gerald A. Marks, Esq.
Justin Klein, Esq.

Attorneys for Plaintiffs

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

RONALD DESANTIS, MATT SETSER, SHAWN DICKMYER, WILLIAM
BRADLEY FREEMAN, SCOTT FACTOR,SCOTT INGENITO, AARON	Civil Action
REEVES, ANTHONY HOBBY, DWIGHT LANKART, RICHARD
FORTUNA,and PAUL VLADYKA,
Civil Action No.
On behalf of themselves and
others similarly situated,
ORDER GRANTING PRELIMINARY
Plaintiffs,	APPROVAL OF SETTLEMENT
AND PROVIDING CLASS NOTICE
vs
SNAP-ON TOOLS COMPANY, LLC, SNAP-ON CREDIT LLC, and
SNAP-ON INCORPORATED,
Defendants

        WHEREAS, on May ____, 2006, the Class Representative plaintiffs, Ronald DeSantis, Matt Setser, Shawn Dickmyer, William Bradley Freeman, Scott Factor, Scott Ingenito Aaron Reeves, Anthony Hobby, Dwight Lankart, Richard Fortuna and Paul Vladyka, (collectively “Plaintiffs”), on behalf of themselves and others similarly situated, filed a Class Action Complaint against defendants Snap-On Tools Company, LLC, Snap-On Credit LLC, and Snap-on Incorporated (collectively “Defendants”);

        WHEREAS, on May ___________, Plaintiffs entered into a settlement agreement (the “Settlement Agreement”) with Defendants providing for settlement of the class action claims asserted in Plaintiffs’ Complaint. The Settlement Agreement and Exhibits thereto is attached hereto as Exhibit A;

        WHEREAS, Plaintiffs have moved for, and Defendants have not objected to, entry of this Preliminary Approval of Settlement Order, inter alia, (i) certifying a class for settlement purposes only and approving Plaintiffs’ definition of the Settlement Class; (ii) approving the Settlement as fair, reasonable, and adequate; (iii) establishing a procedure for Notice to Class Members and filing objections to the Settlement; (iv) establishing a procedure for opt-outs; and (v) scheduling a hearing for final approval of the Settlement Agreement;

        NOW, THEREFORE, after due consideration and upon a showing of good and sufficient cause for the entry of this Order

        IT IS, ON THIS _____ day of ___________, 2006, ORDERED:

        1.        This Order incorporates by reference the definitions contained in the Settlement Agreement.

        2.        The Court hereby certifies, for the purposes of settlement only, pursuant to Fed.R.Civ.P. 23(a) and 23(b)(3), the definition of the class that is contained in the Settlement Agreement which definition is incorporated herein by reference and made a part hereof.

        3.        The Court finds that the Settlement Agreement is preliminarily approved as fair, reasonable and adequate.

        4.        A hearing (the “Fairness Hearing”) shall be held before this Court on ______________, 2006, at _________, to determine, inter alia, whether (i) the proposed Class should be finally certified for settlement purposes; (ii) the Settlement Agreement is fair, reasonable, and adequate and should be approved by the Court; (iii) a Final Judgment should be entered approving the Settlement Agreement in all respects; and (iv) to approve the request of Class Counsel for the payment of and allocation among Class Counsel of attorneys fees and reimbursement of expenses.

        5.        The Defendants shall cause the Notice, attached to the Settlement Agreement as Exhibit C, to be provided in accordance with the Settlement Agreement.

        6.        Any interested person permitted by the Court may appear at the Fairness Hearing to show cause why the Settlement Agreement should or should not be approved as fair, reasonable, and adequate; provided, however, that the Court shall not permit any person to be heard or entitled to contest the approval of the terms and conditions of the Settlement Agreement, unless that person has complied with the applicable provisions of the Settlement Agreement and has (i) served written objections and copies of any supporting papers and briefs so that they are received no later than ___________, 2006, upon counsel below:

McELROY, DEUTSCH, MULVANEY & CARPENTER, LLP
1300 Mt. Kemble Avenue
P.O. Box 2075
Morristown, New Jersey 07962-2075
(973) 993-8100
Edward B. Deutsch, Esq.
Ronald J. Riccio, Esq.
Donna duBeth Gardiner, Esq.

MARKS & KLEIN, LLP 63 Riverside Avenue Red Bank NJ 07701 (732) 747-7100 Gerald A. Marks, Esq. Justin Klein, Esq.

Lew Goldfarb Associates, LLC 875 Third Avenue, Suite 2710 New York, New York 10022 Attorneys for Defendants

Snap-on Incorporated 2801 - 80th Street Kenosha, Wisconsin 53143 (262) 656-5550 Susan F. Marrinan Chief Legal Officer

and (ii) has filed said objections, papers, and briefs, showing proof of service upon said counsel with the Clerk of the United States District Court for the District of New Jersey, on or before the same date. Any Class Member who does not submit an objection in the manner provided above shall be deemed to have waived any objection to the Settlement Agreement and shall forever be foreclosed from making any objection to class certification, to the fairness, adequacy or reasonableness of the Settlement, and to any attorneys’ fees and reimbursements, including the allocation thereof, that is approved by the Court.

        7.        All memoranda, affidavits, declarations and other evidence to be submitted in support of the request for final approval of the Settlement Agreement and Class Counsel’s request for final approval of attorneys’ fees, costs and reimbursement of expenses, including the allocation thereof, shall be filed on or before _____________________, 2006.

        8.        The Court expressly reserves the right to adjourn the Fairness Hearing from time to time without further notice, other than to counsel of record, and to approve the Settlement Agreement and request for approval of attorneys’ fees and expenses, including the allocation thereof, at or after the originally scheduled Fairness Hearing.

        9.        This Order shall not be construed or deemed to be a finding by this Court or evidence of a presumption, implication, concession, or admission by Defendants concerning (i) any liability, fault, or wrongdoing by Defendants; or (ii) the appropriateness of class certification for any purposes other than settlement. If the Settlement Agreement is not approved or consummated for any reason whatsoever, the Settlement Agreement and all proceedings had in connection therewith shall be without prejudice to the status quo ante rights of the Parties to this Litigation. In that event, this Order shall be vacated, the class certification shall be dissolved ab initio, and all of the status quo ante rights of the Parties shall be restored including, but not limited to, Defendants’ rights to oppose certification of a class and/or the merits of Plaintiffs’ claims on any grounds, legal or equitable.

SO ORDERED

____________________________ U.S.D.J.

EXHIBIT E

OPTION B — QUESTIONAIRE

Please provide the following information regarding your experience as a Snap-on Tools franchisee:

1.	Indicate the Dealer number for which the questionnaire is completed.

2.	On what dates did your franchise begin and end?

3.	What amount, if any, were you billed or told you owed to Snap-on Tools and/or Snap-on Credit after your termination?

4.	Did you turn in your entire inventory at the time of check in? If not, what was the value, at Dealer Cost, of the inventory you retained?

5.	Did you sell any Snap-on products after the termination of your franchise? Describe type of product and the amount

6.	Did you sign a release of claims against Snap-on Tools?

7.	What were your average weekly paid sales during the last two years of your franchise? Please provide a copy of your Federal Income Tax Returns for the final two years of your franchise(s).

8.	Were you ever an employee of Snap-on Tools at any time before or after your franchise terminated? If so, what were your dates of employment?

9.	Was your franchise(s) terminated involuntarily?

10.	What were the reasons for the termination of your franchise?

11.	To the extent available, provide evidence of your termination if it occurred after January 1, 2006 and prior to April 18, 2006.

12.	Indicate whether you fully remitted all monies collected from customers for debts owed to Corporate Defendants.

Corporate Defendants reserve the right to request documentary corroboration for responses requested on this claim form.

Under Penalty of Perjury, the undersigned claimant swears that all information and documentation submitted in support of any Claim is true.

Signed: ___________________________________

   Dated: ___________________________________

EXHIBIT F

Settlement Payout Formula for Former Franchisees selecting Option B

For Former Franchisees selecting Option B, the Franchisee will be required to complete the Option B questionnaire, detailing certain information and the payout will be calculated as follows:

ADD OR SUBTRACT EACH OF THE FOLLOWING COMPONENTS IN THE FOLLOWING ORDER:

1) Add Paid Sales Component:

$8,000 if Franchisee Weekly Paid Sales Average during final 24 months was less than or equal to $3,000 (if Franchisee for less than 24 months, the calculation is adjusted to be the total Paid Sales divided by the total Weeks
Worked)

$6,000 if Franchisee Weekly Paid Sales Average during final 24 months was greater than $3,000 but less than or equal to $5,000

$4,000 if Franchisee Weekly Paid Sales Average during final 24 months was greater than $5,000 but less than or equal to $6,500

$0 if Franchisee Weekly Paid Sales Average during final 24 months was greater than $6,500

2) Add Years of Service Component:

$12,000 if Franchisee for period less than or equal to 2 years

$ 10,000 if Franchisee for period greater than 2 years but less than or equal to 5 years

$ 8,000 if Franchisee for period greater than 5 years but less than or equal to 10 years

$ 4,000 if Franchisee for period over 10 years

3) Reduce by Employment Component:

If Franchisee is currently employed by Snap-on, apply a 90% reduction in all Component payments.

If Franchisee terminated and became an employee, but is no longer an employee, apply a 50% reduction in all Component payments.

4) Reduce by the uncollected amount (before debt forgiveness under this Agreement) owed to Snap-on Tools and Snap-on Credit together (the “Former Franchisee Loss Component”)

If Former Franchisee Loss less than or equal to $5,000, no reduction.

If Former Franchisee Loss greater than $5,000 but less than or equal to $30,000, apply a 20% reduction in all Component payments.

If Former Franchisee Loss greater than $30,000 but less than or equal to $50,000, apply a 40% reduction in all Component payments.

If Former Franchisee Loss greater than $50,000 but less than or equal to $90,000, apply a 60% reduction in all Component payments.

If Former Franchisee Loss was over $90,000, apply a 95% reduction in all Component payments.

5) Reduce by Release Agreement Component:

If Former Franchisee signed a release, apply a 60% reduction to the aggregate amount calculated from Items 1 through 4.

Example

Franchisee terminated the franchise after 3 years with a Weekly Paid Sales Average of $3,500 and a Former Franchisee Loss of $10,000. Franchisee also signed a Release Agreement. Franchisee was never an employee of Snap-on.

$6,000 (Paid Sales Component) + $10,000 (Years of Service Component) = $16,000 less 20% (Former Franchisee Loss Component) = $12,800 less 60% (Release Agreement Component) = $5,120 Final Payment.

EXHIBIT G

Settlement Payout Formula for Current Franchisees

The following amount will be processed as a statement credit for each franchise operated under a separate Franchise Agreement based on the weekly average paid sales (excluding paid sales applicable to a second van) for a 52 week period ended April 12, 2006 or if the franchise has not been operated for 52 weeks as of April 12, 2006, the entire period of operation through April 12, 2006, the calculation is adjusted to be the total Paid Sales divided by the total Weeks Worked:

$8,000 if Current Franchisee’s Weekly Paid Sales Average was less than $3,000

$6,000 if Current Franchisee's Weekly Paid Sales Average was greater than $3,000 but less than $5,000

$4,000 if Current Franchisee Weekly Paid Sales Average was greater than $5,000 but less than $6,500

$0 if Current Franchisee’s Weekly Paid Sales Average was greater than $6,500

EXHIBIT H
Technology Credit

Product	Equipment or Software	Price	Snap-on Purchase/Lease Channels	Notes
Computer	Dell 610 Laptop Computer	$1,800	www.dell.com/snapon
Software	Intuit QuickBooks Pro Version, 2006	$300	Local retailer or web sites
Power	600 watt true sign wave/AC inverter	$550	Lynch Display Vehicles
Accessory	Topaz SigLite SL electronic	$55	Snap-on Credit	This price goes up to
	signature pad			$150 per pad after the
				initial launch quantity
				of 4,000 this year.
Printer	Laser Printer, HP 1020	$179	Local retailer or web sites
Wireless	Wireless Data Service Plan (up to 2	$60/mo	Local retailer or web sites
Network	years) with Verizon, Cingular or
	Sprint
Accessory	External Antenna for Wireless	$60	Through wireless provider
	Service

EXHIBIT I
Former Franchisees Represented By Counsel On Or Before April 18, 2006

1.	Acevedo, Steven*	49.	Jones, Randy*
2.	Attardi, Gino H*	50.	Ketcheside, Justin D*
3.	Bagarella, Robert C*	51.	Kretchmer, Frederick M “Mickey”*
4.	Baker, Kevin*	52.	Kuhn, Hebert*
5.	Barnes, Michael	53.	Lagnese, Anthony*
6.	Barnes, Tim	54.	Larocca, Michael*
7.	Barrett, Robert S*	55.	Leto, Gary J*
8.	Barrios, Bernard*	56.	Leuis, Michael*
9.	Bell, Alan J*	57.	Ligato, Joseph*
10.	Blank, Richard*	58.	Lightsey, Lloyd*
11.	Bly, Oran M*	59.	Lockett, Kevin D*
12.	Boswell, Gary D	60.	Littlejohn, Perry
13.	Canaveral Luis	61.	MacMurdo, David L*
14.	Canetti, Darin*	62.	Markey Jr., Phillip*
15.	Catrini, Richard J*	63.	Markwood III, Paul W
16.	Cerezola, Larry*	64.	Marron, Michael*
17.	Coccaro, Nicholas J*	65.	Masui, Tucker M*
18.	Cockcroft, Robert M*	66.	McCoy, Patrick L*
19.	Cox Thomas L*	67.	Mihalik, Andrew*
20.	Crist, John*	68.	More, Gary*
21.	Cusack, Corey B*	69.	Nieven, Robert R*
22.	Dahn, Brian*	70.	Ortiz, Ismael*
23.	Defendini, Felix L*	71.	Ott, Kevin*
24.	Einecker, Gregory S*	72.	Paulsen, Bryant A*
25.	Fain, James M*	73.	Pessolano Jr., James*
26.	Farmer, Bill J*	74.	Pires, Louis*
27.	Geiger, Mark*	75.	Randall, Karl*
28.	Geisel, Timothy*	76.	Robinson, Stephen T*
29.	Gerber, Mitchell L*	77.	Rowley, Michael
30.	Ginter, Dan	78.	Salacinski, Stephen J*
31.	Goldman, Robert M*	79.	Savoia, Anthony*
32.	Grady, Jon P	80.	Schena, Phillip*
33.	Griswold, Adam F*	81.	Smith, Lee
34.	Guge, Kenneth L	82.	Smith, Patrick D*
35.	Hannum, Darren L*	83.	Spanner, James R
36.	Harker, Lance G*	84.	Stotz, John*
37.	Harris, James M*	85.	Sullivan, William J*
38.	Hasher, Alan*	86.	Suter, James*
39.	Hass, Jr. Donald W*	87.	Tindell, David
40.	Hayden, Kenneth J*	88.	Trozzi, Gustavo*
41.	Hayes, Robin	89.	Wadsworth, Larry T*
42.	Hebert, Andrew A*	90.	Walls, Ronald*
43.	Hill, Charles M*	91.	Wilkes, Jeff*
44.	Howell, Honathan T*	92.	Wilkinson Jr., Warren “Leroy”*
45.	Ingles, Anthony J*	93.	Williams, Bryan R*
46.	Jackson, Mark “Stephen”*	94.	Wootton, Craig*
47.	Janickas, Jeffrey*
48.	Jasper, John R

EXHIBIT J

Current Franchisee Verification Form

Complete a separate form for each franchise you have.

Indicate your Dealer number ___________.

You understand that the appropriate credit to your statement will be calculated from the paid sales information in the records of Snap-on Tools Company LLC.

Enclosed is the documentation supporting the expenses incurred that qualify for the technology credit.

By signing below you certify that you were operating a franchise under the foregoing Dealer number as of April 30, 2006.

Under Penalty of Perjury, the undersigned claimant swears that all information and documentation submitted in support of any Claim is true.

Signed: ___________________________________

   Dated: ___________________________________

_______________________________________